Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-181489, 333-181488, 333 113339, and 333-64356 on Form S-8 and Registration Statement Nos. 333-183216 and 333-152806 on Form S-3 of Fidelity D & D Bancorp, Inc. and Subsidiary, of our report dated March 15, 2018, relating to our audit of the 2017 consolidated financial statements and the effectiveness of internal control over financial reporting of Fidelity D & D Bancorp, Inc. and Subsidiary, which appear in the Annual Report on Form 10-K of Fidelity D & D Bancorp, Inc. and Subsidiary for the year ended December 31, 2017.

/s/ RSM US LLP

Blue Bell, Pennsylvania

March 15, 2018